Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Superior Uniform Group, Inc.

We consent to the incorporation by reference in this Registration Statement of Superior Uniform Group, Inc. on Form S-8 of our report dated February 26, 2003, appearing in the Annual Report on Form 10-K of Superior Uniform Group, Inc. for the year ended December 31, 2002.

/s/    DELOITTE & TOUCHE LLP

June 5, 2003

Tampa, Florida